(m)(3)(i)

AMENDED SCHEDULE A

with respect to the

SECOND AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

ING MUTUAL FUNDS

CLASS C SHARES

Fund	Maximum Combined Service and Distribution Fees (as a percentage of average daily net assets)
ING Diversified Emerging Markets Debt Fund	1.00%
ING Diversified International Fund	1.00%
ING Emerging Markets Equity Dividend Fund	1.00%
ING Emerging Markets Equity Fund	1.00%
ING Global Bond Fund	1.00%
ING Global Equity Dividend Fund	1.00%
ING Global Opportunities Fund	1.00%
ING Global Perspectives Fund	1.00%
ING International Real Estate Fund	1.00%
ING International Small Cap Fund	1.00%
ING International Value Equity Fund	1.00%

Date last updated: November 21, 2013